SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 15, 2004

(Date of earliest event reported)

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events

On April 15, 2004, ONEOK, Inc. (the "Company") announced that it had terminated its agreement to purchase the 22.5 percent interest in Gulf Coast Fractionators owned by ConocoPhillips. A condition to close the pending transaction regarding operatorship was not able to be obtained from third parties. As a result, the Company and ConocoPhillips mutually terminated the purchase and sale agreement related to this facility.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits
(a)	Financial Statements of Businesses Acquired
Not applicable.

(b)	ProForma Financial Information
Not applicable.

(c)	Exhibits
99.1 Press release issued by ONEOK, Inc. dated April 15, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	April 15, 2004	By:	/s/ Jim Kneale
Jim Kneale
Senior Vice President, Treasurer
and Chief Financial Officer
(Principal Financial Officer)

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Exhibit 99.1
[ONEOK Logo]	News

April 15, 2004	Analyst Contact: Weldon Watson
918-588-7158
Media Contact: Megan Whalen
918-588-7572

ONEOK terminates agreement with NGL fractionator in Texas

Tulsa, Okla. -- ONEOK, Inc. (NYSE:OKE) today announced it has terminated its agreement to purchase the 22.5 percent interest in Gulf Coast Fractionators owned by ConocoPhillips. A condition to close the transaction regarding operatorship was not able to be obtained from third parties and as such, both ONEOK and ConocoPhillips have mutually terminated the purchase and sale agreement related to this facility.

"We are disappointed that we could not complete this transaction which would have expanded our natural gas liquids footprint into the Mont Belvieu market," said John W. Gibson, President-Energy. "The purchase of the ConocoPhillips interest was predicated on becoming the operator of the facility. We will however continue to pursue assets to expand our current NGL operations."

The transaction would have cost an estimated $23 million.

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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